Attachment 7.G(3) – Code of Ethics for Senior Officers

Preamble

Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for its senior financial officers. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to the company’s principal executive as well as principal financial officers, if such a code has been adopted. In response, the Fund has adopted this Code of Ethics (the “Code”).

Statement of Policy

It is the obligation of the Fund’s senior officers to provide full, fair, timely, and comprehensible disclosure, financial and otherwise, to Fund shareholders, regulatory authorities, and the general public. In fulfilling that obligation, senior officers must act ethically, honestly, and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Fund in senior officer positions. No code of ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules, and regulations, and to provide the type of clear and complete disclosure and information Fund shareholders have a right to expect.

The purpose of this Code is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Fund to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Fund and its Investment Adviser have adopted or may adopt in the future with which Fund officers are also required to comply (e.g., code of ethics relating to personal trading and conduct adopted under Rule 17j-1 of the 1940 Act).

Covered Persons

This Code applies to those persons appointed by the Fund’s Board as Chief Executive Officer, President, Chief Financial Officer, Treasurer, or persons performing similar functions (collectively, “Covered Persons”).

Promotion of Honest and Ethical Conduct

In serving as an officer of the Fund, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Fund, whether directly or indirectly, to do the same.

Each Covered Person understands that as an officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders. The interests of the Covered Person’s personal interests should not be allowed to compromise the Covered Person from fulfilling his duties as an officer of the Fund. Covered Persons must avoid conduct that conflicts, or appears to conflict, with their duties to the Fund and should conduct themselves such that any reasonable observer would have no grounds for the belief that a conflict of interest has not been appropriately addressed or resolved. Covered Persons are no permitted to self-deal or otherwise use their positions with the Fund to further their own or any other related person’s business opportunities.

Conflicts of interest may arise from, or as a result of, the contractual relationship between the Fund and its Investment Adviser, of which the Covered Persons may be officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on Fund Service Providers. The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Fund and Fund Service Providers and is consistent with the performance by the Covered Persons of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

If a Covered Person believes that his personal interests are likely to materially compromise his or her objectivity or his ability to perform the duties of his or her role as an officer of the Fund, he or she should consult with the Fund’s chief legal officer or Fund Counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Audit Committee.

The following is a non-exhaustive list of conflicts of interest under the Code. The personal interest of a Covered Person should be properly disclosed to the Fund and resolved by persons who do not have a personal interest.

* * * *

Each Covered Officer must not:

●	use his or her personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Person would benefit personally to the detriment of the Fund;

●	cause the Fund to take action, or fail to take action, for the improper personal benefit of the Covered Person rather than the benefit of the Fund;

●	retaliate against any other Covered Person or any employee of the Fund or its affiliated persons for reports that are made in good faith of actual or of potential violations by the Fund or such affiliated persons of applicable rules and regulations; or

●	use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Each Covered Person must discuss certain material conflict of interest situations with the Fund’s Audit Committee. Examples of such situations include:

●	service as a director on the Board of a publicly traded company;

●	accepting directly or indirectly investment opportunities, gifts or other gratuities from individuals conducting or seeking to conduct business with the Fund or its Investment Adviser. However, Covered Persons may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver as long as the expense is reasonable and both the giver(s) and the Covered Person(s) are present;

●	any direct or indirect ownership interest in, financial relationships with, or any consulting or employment relationship with, any Fund Service Providers; and

●	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares.

Promotion of Full, Fair, Accurate, Timely, and Understandable Disclosure

No Covered Person shall create or further the creation of false or misleading information in any SEC filing, report or communication to Fund shareholders, the Board, the Audit Committee and independent auditors, or governmental regulators, self-regulators and self-regulatory organizations. No Covered Person shall conceal or fail to disclose information within the Covered Person’s possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he or she shall promptly report it to Fund Counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over and shall assist Fund Service Providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his or her best efforts within his or her area of expertise to assure that Fund reports reveal, rather than conceal, the Fund’s financial condition.

Each Covered Person should familiarize himself or herself with the disclosure requirements generally applicable to the Fund and should understand the Fund’s Disclosure Controls and Procedures.

Each Covered Person shall seek to obtain additional resources if he or she believes that available resources are inadequate to enable the Fund to provide full, fair, and accurate financial information and other disclosure to regulators and Fund shareholders.

Each Covered Person shall inquire of other Fund officers and Fund Service Providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

Each Covered Person shall diligently perform his services to the Fund, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

Each Covered Person shall, upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), shall certify that he or she has received, read and understands the Code. Each Covered Person shall annually certify that he or she has complied with the requirements of the Code.

Promotion of Compliance with Applicable Government Laws, Rules and Regulations

Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Fund and its operations and shall act with competence and due care in serving as an officer of the Fund. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Fund.

Each Covered Person shall cooperate with the Fund’s independent auditors, regulatory agencies, and internal auditors in their review or inspection of the Fund and its operations.

No Covered Person shall knowingly violate any law or regulation relating to the Fund or its operations or seek to illegally circumvent any such law or regulation.

No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation involving the Fund or its operations.

Promoting Prompt Internal Reporting of Violations

Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Fund’s Audit Committee.

The Audit Committee will follow these procedures in investigating and enforcing this Code:

●	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

●	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action.

●	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

●	If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the appropriate personnel of the Investment Adviser, Administrator or its board; and possible dismissal of the Covered Person as an officer of the Fund. No Covered Person will be disciplined for reporting a concern in good faith.

●	The Audit Committee will be responsible for granting waivers of provisions of this Code, as appropriate.

●	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Any requests for a waiver from or an amendment to this Code shall be made to the Fund’s Audit Committee. All waivers and amendments shall be disclosed as required by law.

Sanctions

Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension, or termination of position as an officer of the Fund. Sanctions shall be imposed by the Fund’s Audit Committee, subject to review by the entire Board.

Each Covered Person shall be required to certify annually whether he has complied with this Code.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies, and procedures that govern the Fund’s senior officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder, or any other person or entity.

Recordkeeping

The Fund will maintain and preserve for a period of not less than six years from the date such action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Board (i) that provided the basis for any amendment or waiver to this Code and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund’s Board, Fund’s Audit Committee, Fund Chief Compliance Officer, Fund Counsel, legal counsel to the Disinterested Trustees, and such other person as approved by a majority of the Board, including a majority of the Disinterested Trustees.

Internal Use

The Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of Fund, as to any fact, circumstance or legal conclusion.

The Code, and any waivers thereto, and any amendments thereto, must be disclosed to the public in one of three ways:

(i)	filing a copy of the Code as an exhibit to the Fund’s Form N-CSR (annual report);

(ii)	posting the Code on the Fund’s website and disclosing on Form N-CSR the website address and the fact that the Code is posted there; or

(iii)	providing an undertaking in the Fund’s Form N-CSR to provide a copy of the Code to any person, without charge upon request, and explaining the manner in which the request should be made.

Amendments

Any amendments to this Code must be approved or ratified by a majority of the Trustees, including a majority of the Disinterested Trustees.

CODE OF ETHICS FOR SENIOR OFFICERS

I HEREBY CERTIFY THAT:

(1)	I have read and I understand the Code of Ethics for Senior Officers adopted by the Fund (the “Code of Ethics”);

(2)	I recognize that I am subject to the Code of Ethics;

(3)	I have complied with the requirements of the Code of Ethics during the calendar year ending December 31, _______; and

(4)	I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the calendar year ending December 31, _____.

Set forth below exceptions to items (3) and (4), if any:

Signature:

Name (please print):

Date: